Exhibit 10.1

Written Summary of
Executive Incentive Compensation Plan
for Named Executive Officers

Each of Mr. Perisano, Ms. Dionne, and Mr. Robertson participates in the executive incentive compensation plan and is eligible to receive a bonus for 2010 of up to 20% of base salary if certain objective performance metrics are met, with a target bonus of 8% of base salary. Under the executive compensation plan, the performance metrics are weighted as follows: 25% of the bonus is dependent upon achievement of certain levels of growth in comparable store sales over 2009 levels, 25% of the bonus upon the achievement of certain levels of total sales and 50% of the bonus upon the achievement of certain levels of EBITDA (earnings before interest, taxes, depreciation and amortization). If the Company does not achieve a minimum level of performance for the particular metric, the named executive officer would not be eligible to receive a bonus amount with respect to that metric under the Plan.